Exhibit 5

[FOLEY HOAG LLP LETTERHEAD]

April 29, 2004

Seacoast Financial Services Corporation
One Compass Place
New Bedford, Massachusetts 02740

Ladies and Gentlemen:

        We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Seacoast Financial Services Corporation, a Massachusetts corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

        The S-8 Registration Statement relates to the registration of up to 231,310 shares (the "Shares") of the Company's Common Stock, $.01 par value per share ("Common Stock"), consisting of:

        (i) 221,606 Shares issuable pursuant to the Abington Bancorp, Inc. 1986 Incentive and Nonqualified Stock Option Plan, the Abington Bancorp, Inc. 1997 Incentive and Nonqualified Stock Option Plan, the Abington Bancorp, Inc. 2000 Incentive and Nonqualified Stock Option Plan, the Abington Bancorp, Inc. 2003 Stock Incentive Plan and the Massachusetts Fincorp, Inc. 1999 Stock-Based Incentive Plan (collectively, the "Stock Option Plans") as a result of the conversion of options outstanding under the Stock Option Plans into options to purchase shares of the Common Stock of the Company in accordance with the terms of the Agreement and Plan of Merger by and among the Company, Coast Merger Sub Corporation and Abington Bancorp, Inc. dated as of October 20, 2003 (the "Merger Agreement"); and

        (ii) 9,704 Shares issuable upon conversion of stock units outstanding under the Deferred Stock Compensation Plan for Directors of Abington Bancorp, Inc. and its Subsidiaries (the "Deferred Compensation Plan") into shares of the Common Stock of the Company in accordance with the terms of the Merger Agreement.

        In arriving at the opinion expressed below, we have examined and relied on the following documents:

        (1)   The Articles of Organization and By-Laws of the Company, each as amended as of the date hereof;

        (2)   The records of meetings of the Board of Directors and stockholders of the Company provided to us by the Company; and

        (3)   The Stock Option Plans and the Deferred Compensation Plan.

        In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

Seacoast Financial Services Corporation
April 29, 2004

        Based upon the foregoing, it is our opinion that the Company has corporate power adequate for the issuance of the Shares in accordance with the S-8 Registration Statement. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares. When certificates for the Shares have been duly executed, counter-signed and delivered (and, in the case of Shares issued under the Stock Option Plans, when the Company has duly received the exercise price for the Shares as described in the options relating thereto and the Stock Option Plans), the Shares will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                      Very truly yours,

                      FOLEY HOAG LLP

                      By: /s/ Carol Hempfling Pratt